UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 26, 2013

Altair Nanotechnologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:

(775) 856-2500

                  N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Chief Financial Officer

At a meeting of the Board of Directors of Altair Nanotechnologies Inc. (the “Company”) on September 26, 2013, as part of a reorganization of management of the Company, the Board appointed Paula Conroy as Chief Financial Officer of the Company.

Paula Conroy, age 52, most recently served as the managing member of Blue Bar Consulting, LLC, a U.S. based consulting firm providing senior financial consulting and transitional CFO services from 2010 to present. Prior to being a managing member of Blue Bar Consulting in 2010, Paula served as Senior Managing Consultant of BKD LLP, a company specializing in merger and acquisition due diligence to private equity and strategic corporate acquirers from 2008 to 2010, and Chief Financial Officer of RCS Management Corporation, a company engaged in the distribution of oxygen and respiratory products from 2007 to 2008. Paula served as Senior Vice President and Chief Financial Officer of Windrose Medical Properties Trust, a publicly-traded investment trust (REIT) for specialty medical real estate from 2006 to 2007, and Director of Finance and Corporate Accounts Operations of Roche Diagnostics, U.S., the U.S. diagnostic headquarters of the Swiss pharmaceutical company Roche Holdings, AG, from 2002 to 2006. Paula began her career with Ernst & Young LLP in 1983 and held several positions until her resignation in 2002.  Paula holds a Certified Public Accountant certificate (CPA) and has a Masters Diploma in Business Administration from Purdue University and a Bachelor of Science Diploma in General Management with an Accounting option from Purdue University. Paula also lectures at Purdue University.

The Company is in the process of negotiating an employment agreement with Ms. Conroy.

Resignation of Directors and President; Termination of CFO

On September 26, 2013, each of Liming (Albert) Zou, Victor Sze and Hong Guo resigned as directors of the Company. Mr. Zou also resigned as President of the Company and from positions with its subsidiaries.

On the same date, the Board of Directors of the Company terminated the status of Stephen Huang as Chief Financial Officer of the Company. He is expected to remain an employee for a short period of time to facilitate the transition to a new Chief Financial Officer. Under his employment agreement, subject to his execution of a release in form satisfactory to the Company, Mr. Huang may be eligible to receive a severance benefit equal to two-month’s salary for every year of service, and continuing health benefits for 18 months.

Appointment of Directors

On the same date, the Board of Directors of the Company appointed each of Eqbal Al Yousuf, Yuhong Li and Guohua (Andy) Wei as directors of the Company. Each of Mr. Al Yousuf and Ms. Li were also appointed to the Audit Committee of the Board of Directors of the Company. Mr. Al Yousuf was appointed pursuant to a covenant with the Company permitting Al Yousuf LLC to nominate a single director, as long as it continues to hold at least 5% of the outstanding common shares of the Company; he replaces Victor Sze, who was the prior appointee.

Mr. Guohua (Andy) Wei was also appointed as the legal representative and executive director of the Company’s indirect subsidiaries in China. Mr. Wei is the nephew of Yincang Wei, who is Chairman of the Board of Directors and also controls approximately 53% of the Company’s shares.

Mr. Al Yousuf and Ms. Li will receive the Company’s standard compensation as directors, which is $20,000 per year, plus $6,000 for service on the Audit Committee. Mr. Wei will be compensated at the rate of $58,000 per year for his service as legal representative and executive director of the Company’s Chinese subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: October 2, 2013	By:	/s/ Paula Conroy
Paula Conroy, Chief Financial Officer